Exhibit L

June 1, 2015

United Mexican States

Ministry of Finance and Public Credit

Insurgentes Sur 1971, Torre III, Piso 7

Col. Guadalupe Inn

Delegación Álvaro Obregón

01020 Mexico, D.F.

Mexico

Ladies and Gentlemen:

We have acted as United States counsel to the United Mexican States (“Mexico”) in connection with the preparation and filing by Mexico with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement being filed on the date hereof (the “June 2015 Registration Statement”), pursuant to which Mexico proposes to issue and sell from time to time in the United States up to U.S. $2,000,000,000 aggregate initial offering price of its debt securities (the “Debt Securities”) and/or warrants. The Debt Securities are to be issued pursuant to (i) a fiscal agency agreement, dated as of September 1, 1992 (the “Original Fiscal Agency Agreement”), as amended by Amendment No. 1 thereto dated as of November 28, 1995 (“FAA Amendment No. 1”) and by Amendment No. 2 thereto dated as of March 3, 2003 (“FAA Amendment No. 2”) (the Original Fiscal Agency Agreement as so amended, the “Fiscal Agency Agreement”), between Mexico and Citibank, N.A., as fiscal agent and principal paying agent, filed as an exhibit to the June 2015 Registration Statement, (ii) an amended and restated indenture, dated as of June 1, 2015 (the “Indenture”), between Mexico and Deutsche Bank Trust Company Americas, as trustee and principal paying agent filed as an exhibit to the June 2015 Registration Statement or (iii) other documentation to be filed as an exhibit to the June 2015 Registration Statement (as amended).

United Mexican States

Ministry of Finance and Public Credit, p. 2

In arriving at the opinions expressed below, we have reviewed the following documents:

(a) the June 2015 Registration Statement and the prospectus and prospectus supplement included therein;

(b) facsimile copies of the Original Fiscal Agency Agreement, FAA Amendment No. 1 and FAA Amendment No. 2 along with the forms of fixed rate medium-term notes and floating rate medium-term notes attached as exhibits to the Fiscal Agency Agreement; and

(c) a facsimile copy of the Indenture, along with the related form of authorization (the “Indenture Authorization”) and the form of medium-term notes attached as an exhibit to the Indenture.

In addition, we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that when (i) an authorization pursuant to Section 1(b) of the Fiscal Agency Agreement or an Indenture Authorization, as applicable, establishing the terms of the Debt Securities, has been duly authorized by Mexico and duly executed and delivered by Mexico in accordance with the Fiscal Agency Agreement or the Indenture, as applicable and (ii) the Debt Securities, in substantially the form annexed to the Fiscal Agency Agreement or the Indenture, as applicable, have been duly authorized by Mexico and duly executed and authenticated in accordance with the Fiscal Agency Agreement or the Indenture, as applicable, and duly delivered and paid for by the purchasers thereof, the Debt Securities will constitute valid, binding and enforceable obligations of Mexico, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity and to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In giving the foregoing opinion, we have assumed that (a) Mexico and each other party to the Fiscal Agency Agreement or the Indenture, as applicable, has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to Mexico regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable in relation to transactions of the type contemplated

United Mexican States

Ministry of Finance and Public Credit, p. 3

by the Fiscal Agency Agreement or the Indenture and the Debt Securities), (b) any terms of the Debt Securities that are not contained in the forms thereof set forth as exhibits to the Fiscal Agency Agreement or the Indenture, as applicable, will comply with applicable law and will be valid, binding and enforceable and (c) the interest rate on the Debt Securities will not exceed the maximum rate permitted by law. In addition, we note that the enforceability in the United States of the waiver by Mexico of its immunities from court jurisdiction and from legal process, as set forth in the Fiscal Agency Agreement, the Indenture and the Debt Securities, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which Mexico may become entitled after the date hereof.

We also note that the designations in Section 12 of the Fiscal Agency Agreement and in Section 9.7 of the Indenture of the U.S. federal courts sitting in The City of New York as a venue for actions or proceedings relating to the Fiscal Agency Agreement, Indenture and the Debt Securities is (notwithstanding the waiver in or pursuant to Section 12 of the Fiscal Agency Agreement or Section 9.7 of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.

We express no opinion as to the enforceability of any provision in the Indenture or the Debt Securities relating to currency indemnity.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

United Mexican States

Ministry of Finance and Public Credit, p. 4

We hereby consent to the filing of this opinion as an exhibit to the June 2015 Registration Statement and to the references to us under the heading “Validity of the Securities” in the prospectus included in the June 2015 Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the June 2015 Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to the any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/S/ NICOLAS GRABAR
Nicolas Grabar, a Partner